Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bluerock Multifamily Growth REIT, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheet of Bluerock Multifamily Growth REIT, Inc. and subsidiaries (formerly Bluerock Enhanced Multifamily Trust, Inc.) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the two-year period ended December 31, 2011, which report appears in the December 31, 2012 annual report on Form 10-K, incorporated herein by reference. We also consent to the use of our reports dated June 28, 2012, with respect to the statements of revenues in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010, and the statements of revenues in excess of certain expenses of The Reserve at Creekside Village for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010 which reports appear in the current report on Form 8-K dated June 28, 2012 of Bluerock Enhanced Multifamily Trust, Inc., (now operating as Bluerock Multifamily Growth REIT, Inc.) incorporated herein by reference, and to the reference to our firm under the heading “Experts” in Amendment No. 4 to Form S-11 (registration number 333-184006) of Bluerock Multifamily Growth REIT, Inc.

/s/ KPMG LLP

Indianapolis, Indiana

April 8, 2013